Exhibit 10.2

NONQUALIFIED
STOCK OPTION AGREEMENT

   This NONQUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), is entered into as of this         day of                     ,    , by and between JUNO LIGHTING, INC., a Delaware corporation (the "Company"), and                     , an employee of the Company (the "Optionee"). Any capitalized terms not defined herein shall have the meaning set forth in the Plan (defined below).

RECITALS

   A.   Pursuant to the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan (the "Plan"), the Committee has determined that the Optionee is to be granted, on the terms and conditions set forth herein (and subject to the terms and provisions of the Plan), a nonqualified stock option (an "Option") to purchase shares of the Company's common stock and hereby grants such Option. It is intended that the Option constitute a "nonqualified stock option" and not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

   B.   The Optionee is an employee of the Company engaged in the business of manufacturing, marketing and distributing track, recessed, and high intensity discharge lighting products (the "Company Business").

   C.   The Optionee recognizes the importance to the Company of the Optionee's knowledge of the Company Business and of the Optionee's relationships with the employees of the Company Business.

   NOW, THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1.   Terms and Conditions of the Option

   1.1   Number of Shares and Option Price. The Option entitles the Optionee to purchase                  shares of the Company's common stock, par value $.001 per share (the "Option Shares"), at an exercise price (the "Option Price") of $         per share representing the Fair Market Value of the Option Shares on the date hereof, as determined by the Committee. The number and kind of shares deliverable on exercise of the Option and the Option Price are subject to adjustment as provided in Section 5 of the Plan.

   1.2   Period of Option. Unless the Option is previously terminated pursuant to this Agreement, the term of the Option and of this Agreement shall commence on the date hereof (the "Date of Grant") and terminate upon the expiration of 10 years from the Date of Grant. Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

   1.3   Conditions of Exercise. Subject to the provisions of the Plan and this Agreement, the Option Shares shall become cumulatively exercisable as to 20% of the Option shares on each of the first five anniversaries following the Date of Grant so long as Optionee remains an employee of the Company. This Option will vest 100% upon the occurrence of a Change of Control, as defined in the Plan. The Option shall not be exercisable if the Optionee has breached Optionee's obligations under this Agreement.

   1.4   Nontransferability of Option. The Option and this Agreement shall not be transferable otherwise than by will or by the laws of descent and distribution, and the Option may be exercised during the lifetime of the Optionee, only by the Optionee or by his or her legal representative.

   1.5   Exercise of Option. The Option shall be exercised in the following manner: the Optionee, or other person or persons having the right to exercise the Option upon the death or Disability of the Optionee, shall deliver to the Company written notice specifying the whole number of Option Shares which he or she elects to purchase, together with, with respect to each Option Share, either (i) cash, wire transfer, or cashier's check or certified check made payable to Juno Lighting, Inc. in an amount equal to the Option Price, (ii) the certificates for the number of Mature Shares (as defined below) having a Fair Market Value (as of the date of exercise) equal to the Option Price, or (iii) any combination of cash and shares of common stock, the sum of which equals the Option Price, and the Option Shares purchased shall thereupon be promptly delivered. In addition, the Optionee or such other person shall be entitled to exercise the Option by having shares of common stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. section 220 or any successor thereof as determined by the Company. The Optionee will not be deemed to be a holder of any Option Shares until the date of the issuance of a stock certificate to him or her for such shares and until such shares are paid for in full. "Mature Shares" means shares of the Company's common stock, par value $.001 per share, that have been held by the Optionee (or such other person having the right to exercise the Option upon the death or disability of the Optionee) more than six months or that have been acquired on the open market.

   1.6   Termination by Death. If the Optionee's employment with the Company terminates by reason of death, the Option may thereafter be exercised as to any Option Shares exercisable as of the date of such termination by the legal representative of the estate or the legatee of the Optionee under the will of the Optionee for a period of 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is shorter.

   1.7   Termination by Reason of Disability. If the Optionee's employment with the Company terminates by reason of Disability, the Option may thereafter be exercised as to any Option Shares exercisable as of the date of termination by reason of Disability for a period of 12 months from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter.

   1.8   Other Termination. If the Optionee's employment with the Company terminate for any reason other than death or Disability (as defined herein), the Option may be exercised as to any Option Shares exercisable as of the date such termination until the earlier to occur of (A) three months from the date of such termination or (B) the expiration of the term of the Option.

   1.9   Withholding. The Company or any Subsidiary or Affiliate is authorized, unless other arrangements for satisfying withholding obligations have been made, to withhold from shares of stock deliverable upon exercise of an option amounts of required withholding and other taxes due in connection with such exercise. If any applicable taxes are not required to be withheld at the time of the exercise or issuance, Optionee agrees to pay the Company the amount of such taxes, including Federal and state, thereafter required to be withheld or collected in respect of the issuance or exercise of the Option as is determined by the Company.

   2.   Terms of the Non-Solicitation

   2.1   Covenants Against Solicitation of Employees of the Company or its Affiliates. During the period of employment of the Optionee by the Company (the "Period of Employment") and continuing for a period of one year commencing on the date of the termination or expiration of the Optionee's employment by the Company for any reason other than a termination of Optionee's employment by the Company without Cause (the "Restricted Period"), the Optionee shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any Person other than the Company or any Affiliate or successor thereof, any employee of the Company or its Affiliates or any Person who was an employee of any of such parties at any time within the six-month period immediately prior to the date on which such hiring would take place, or encourage any such employee to leave such employee's employment.

   2.2   Right and Remedy Upon Breach: Specific Performance. If the Optionee breaches, or threatens to commit a breach of, any of the provisions contained in this Section 2, the Company shall have the right and remedy to have the provisions in this Section 2 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. This right and remedy, is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

   2.3   Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical or other scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

   3.   Other Provisions

   3.1   Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

   a.    "Affiliate" with respect to any Person means any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

   b.    "Cause" shall mean (i) Optionee's breach of the terms of this Agreement or any other agreement between the Company and Grantee; (ii) misappropriation of money or other assets of the Company or any Affiliate of the Company; (iii) Optionee engaging in conduct which the board of directors or an officer of the Company deems to be damaging to the business or reputation of the Company; (iv) any action or omission of the Optionee which is a violation of the Company's policies, standards of conduct or ethical rules, or (v) commission by the Optionee of a felony or other crime involving dishonesty or moral turpitude, whether or not such felony or other crime was committed in connection with the Company's business.

   c.    "Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six months and can be expected to be permanent or of indefinite duration, and that renders the Optionee unable to perform the essential functions of his or her job with or without reasonable accommodation, as determined by the Company.

   d.    "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

   3.2   Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at his address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: President (or his designee), at the Company's address or such other address as the Company may designate in writing to the Optionee.

   3.3   Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

   3.4   Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Illinois without regard to its principles of conflict of laws.

   3.5   Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement are subject to all of the terms and conditions of the Plan.

   3.6   Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto; provided that the consent of the Optionee shall not be required unless the amendment adversely affects any of the rights of the Optionee.

   3.7   Rights as a Stockholder. Neither the Optionee nor any successor in interest shall have rights (including, without limitation, the right to vote and to receive dividends) as a stockholder of the Company with respect to any of the Option Shares until the date of issuance of a stock certificate for such Option Shares, which the Company shall not be required to deliver until the Company has determined that it is in full compliance with all applicable Federal and state laws, as determined by the Company's counsel.

   3.8   Agreement Not a Contract of Employment. Neither the Plan, the granting of an Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as an employee of the Company for any period of time at any specific rate of compensation.

   3.9   Investment Representation. Upon the exercise of all or any part of the Option, the Committee may require the Optionee to furnish to the Company an agreement (in such form as the Committee may specify) in which the Optionee shall represent that the Option Shares are to be acquired for the Optionee's own account and not with a view to the sale or distribution thereof.

   3.10   Attorney Fees. Optionee hereby agrees to pay or reimburse the Company within 10 business days after demand for all reasonable fees and disbursements of any law firm or other counsel incurred by the Company in connection with the enforcement or preservation of any rights or remedies under this Agreement.

   3.11   Agreement Not To Be Construed Against Drafter. This Agreement shall be deemed to be drafted jointly by the Company and the Optionee. Therefore, no theory of contractual interpretation which construes any ambiguity against the preparer of the document shall be applicable in any action, suit or proceeding involving the Company and the Optionee with regards to this Agreement

   3.12   Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

   3.13   Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

   3.14   Successors and Assigns. This Agreement shall inure to the benefit of the Company and its respective successors and assigns.

   3.15   Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

   3.16   Waiver of Jury Trial. Both the Company and the Optionee hereby irrevocably waive trial by jury in any action or proceeding with respect to this Agreement.

   3.17   Entire Agreement. This Agreement and an Intellectual Property and Trade Secret Agreement entered into between the Company and the Optionee contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior discussions and agreements, written or oral, with respect thereto.

[Signature page follows]

JUNO LIGHTING, INC.

By:

Its

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan, which are controlling and which are herein incorporated by reference.

Optionee

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